Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

United States of America

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 28, 2016, relating to the financial statements of WZ (UK) Limited as of and for the year ended December 31, 2015 appearing in the Annual Report on Form 10-K/A of Endurance International Group Holdings, Inc. for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP

Southampton, United Kingdom

November 17, 2016